Exhibit 99.(15)(dd)

Standard Life
Investments

Standard Life Investments
Code of Conduct

STANDARD LIFE INVESTMENTS

Introduction

This Code of Conduct explains how Standard Life Investments expects its people to behave. It reflects the high standards which have characterised Standard Life for over 150 years, as well as the Principles laid down by the Financial Services Authority (FSA) for the conduct of investment business. This Code also deals with the Company’s approach to identifying and reporting suspected money laundering.

This Code of Conduct must be adhered to by all our people. It must be read in conjunction with the documented procedures which set out how all aspects of the Company’s business are to be handled. Each department is responsible for keeping its documented procedures up-to-date and there should be no occasions when the working practices within the Company and the procedural documents are out of step. In your work you must always follow the documented procedures unless your department manager has authorised a change. A permanent change must itself be documented.

Contents

		page no
1	General	02
2	FSA Rules	03
3	Co-operation with Auditors	04
4	Confidentiality and Security	04
5	Conflict of Interests	06
6	Participation in Public Affairs	07
7	Outside Offices and Directorships	07
8	Dealing and Inside Information	08
9	Gifts and Entertainment	09
10	Dealing with Intermediaries	11
11	Dealing with the Public	12
12	Our People as Introducers	13
13	Promotional Material	13
14	Money Laundering and Financial Crime	14
15	Supervision and Compliance	14
16	Complaints	15
17	FSA Approved Persons	16
18	Obligations under the USA Securities and Exchange Commission (SEC)	21

Code of Conduct November 2009

1. General

1.1 Supplementary Code of Conduct for Company Representatives

Those who act as Company Representatives must also abide by the Supplementary Code of Conduct.

1.2 Working on Behalf of Standard Life Bank

During the course of your employment with Standard Life Investments, you may be seconded to or required to carry out work on behalf of Standard Life Bank Limited (SLB). You will be required to comply with all professional rules, regulations, directives and codes of conduct applying to the business carried out by SLB.

In particular, you may be given access to information relating to SLB and/or its customers or suppliers as part of your job. You must treat such information as strictly confidential and you must not disclose it to anyone who is not formally authorised to have access to it.

1.3 Failure to Comply

Any contravention of this Code of Conduct, the Supplementary Code of Conduct for Company Representatives and the Statements of Principle for Business laid down by the FSA will be dealt with under the Company’s formal disciplinary procedures. Depending on the nature of the breach, this may be regarded as gross misconduct and result in dismissal.

If you are aware of any such failure you must report it to your department manager and/or the Head of Risk & Compliance. If you do not do this you may render the Company or yourself liable to the penalties imposed by the Financial Services and Markets Act or other legislation. As these penalties could include closure of the business, any failure to report a breach of the Code of Conduct must itself be regarded as a disciplinary offence.

The Financial Services Authority (FSA) has laid down rules for the conduct of our business and these are reproduced below. These rules are the foundations for the whole system of regulation and you must always act in accordance with them.

The Company’s Compliance Manual on The Line gives details of the procedures that are in place to meet regulatory requirements.

2. FSA Rules

2.1 FSA Statements of Principle for Business

These principles are intended to form a universal statement of the standards expected. They apply directly to the conduct of investment business and financial standing of all authorised persons (‘firms’), including members of recognised professional bodies.

The principles are not exhaustive of the standards expected. Conformity with the principles does not absolve a failure to observe other requirements, while the observance of other requirements does not necessarily amount to conformity with the principles.

The principles do not give rise to actions for damages, but will be available for purposes of discipline and intervention.

Where the principles refer to customers, they should be taken to refer also to clients and to potential customers, and where they refer to a firm’s regulator, they mean the Financial Services Authority (FSA) or professional body which regulates the firm. See table below which sets out The Principles.

2.2 Breaches of FSA Rules

Standard Life Investments is obliged to comply with the Financial Services Authority’s principles and rules.

Where these rules are broken, whether deliberately or not, the incident must be reported to the Head of Investments Control & Compliance who will decide if the incident or breach is serious enough to report to our regulator.

This requirement to report applies to all our people, and you should be aware of what constitutes a material breach and the process for reporting it.

Speed of Reporting

The Head of Risk & Compliance is required to notify the regulator immediately a significant breach has come to his/her attention. You must therefore ensure that any incidents are reported as soon as a problem is first suspected.

Categories of Breaches

Breaches can be divided into two broad categories:

•             situations which question the Fitness and Properness of an Approved Person (see section 17.4)

•             situations where a systemic problem, mistake or oversight by Standard Life Investments leads to a breach of FSA rules.

If you are in any doubt as to whether an incident constitutes a breach of the relevant regulatory rules, contact the Head of Risk & Compliance for guidance.

Final Salary Schemes

The Pensions Act 1995 places a duty on all scheme actuaries (i.e. actuaries appointed by the Trustees of final salary schemes under the Act) to report certain material breaches to the Pensions Regulator. It further requires scheme actuaries to put procedures in place within their workplaces to require their colleagues to pass on any suspicions they may have as to the conduct of the scheme.

It is important that you do not discuss any suspicions you may have relating to any final salary client of Standard Life, however slight, until the relevant scheme actuary is notified (whether they are employed directly by Standard Life or indirectly via an outsourcing arrangement). If you do not know who the scheme actuary is, any employee in Group Final Salary will be able to help in identifying the correct person to notify.

The Principles

Integrity	A firm must conduct its business with integrity.

Skill, care and diligence	A firm must conduct its business with due skill, care and diligence.

Management and control	A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

Financial prudence	A firm must maintain adequate financial resources.

Market conduct	A firm must observe proper standards of market conduct.

Customers’ interests	A firm must pay due regard to the interests of its customers and treat them fairly.

Communications	A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

Conflicts of interest	A firm must manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

Customers	A firm must take reasonable care to ensure the relationships of trust, suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgement.

Clients’ assets	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

Relations with regulators	A firm must deal with its regulators in an open and co-operative way and must disclose to the FSA appropriately anything relating to the firm of which the FSA would reasonably expect notice.

3. Co-operation with Auditors

All employees must co-operate fully with the Company’s auditors as required by the Financial Services Authority Supervision Manual. Provision of false or misleading information can be a criminal offence.

4. Confidentiality and Security

It is your duty as an employee of Standard Life Investments to comply with the rules relating to confidentiality and security.

4.1 Data Protection Act 1998 and Confidential Information

The purpose of the Data Protection Act 1998 (‘the Act’) is to protect information about people such as customers. The Act currently protects personal information which is held on computer and manual records such as paper files and microfiche.

In order to meet the requirements of the Act, the Company must ensure that security measures are in place to protect this information against loss or destruction and to prevent it from being disclosed to anyone who is not entitled to it.

Security of Information

Personal information should not be disclosed to anyone, including an employee who does not need it in order to carry out their day-to-day work.

Remember, most computer printouts contain some form of personal data and therefore this form of waste paper must be disposed of securely in accordance with the Company’s Confidential Waste policy — it must not be disposed of at home or elsewhere. You must also comply with the Company’s Clear Desk policy. For details about Information Security, see Section 1.3 of the Policy and Procedures Manual.

If you receive a request for information over the telephone, you must ensure that a satisfactory security check is completed. Current practice for personal customers is for security checks to comprise of two standard checks and one personal check.

If you receive a letter requesting information, you must only reply to the policyholder(s) at the address shown on our records and not to the person who wrote the letter if they are someone other than the policyholder(s) unless we have received a letter of authority from the policyholder(s) authorising the disclosure.

Accessing Information

You should only access customer information on our systems if you need to do so in connection with your day-to-day work. You must not access customer information for frivolous or personal use. This would breach the Data Protection Act and may be viewed as gross misconduct (see Section 1.3 of the Policy and Procedures Manual — Misuse of the Company Computer Systems, for details) since it is a serious contravention of statutory legislation.

Accuracy of Information

The Principles of the Data Protection Act require us to ensure that the information we hold is accurate and kept up-to-date. You are responsible for all data that you have input, or are instructed to input, or have checked or altered on any computer in use within Standard Life Investments or any other Group companies. It is essential that you check any updates, particularly changes to names or addresses, to ensure that any amendments are accurate and have been applied to the right contracts. When you have finished inputting data on a computer you must sign off, otherwise input by another employee will be assumed to be your responsibility regardless of its accuracy.

4.2 Confidentiality of Information

You must not, either during your employment (except in the proper performance of your duties) or at any time (without limit) after the termination of your employment, cause any unauthorised disclosure of any trade secrets or confidential information relating to the Company or any Group Company, by:

•             divulging to or communicating with any person, company, business entity or other organisation

•             using such information for your own purposes or for any purposes other than those of the Company or any Group Company

•             failing to exercise due care and diligence

•             issuing emails, containing sensitive/confidential data, without taking the appropriate measures to protect all data in transit (both internally and externally).

These restrictions shall cease to apply to any information which shall become available to the public generally, other than through your default.

What Constitutes ‘Confidential Information’?

‘Confidential information’ refers to:

•             details of suppliers and their terms of business

•             details of customers and their requirements

•             the prices charged to and terms of business with customers

•             marketing plans and sales forecasts

•             financial information, results and forecasts (save to the extent that these are included in published audited accounts)

•             any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities

•             details of employees and officers and of the remuneration and other benefits paid to them

•             information relating to research activities, secret processes, design, formulae and product lines

•             any information held on computer

•             any information which you are told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons

•             any information issued by email in relation to Standard Life Investments or Standard Life Group that is of a confidential nature.

Measures must be made to protect all confidential company information stored and whilst in transit. It is an offence under section 55 of the Data Protection Act 1998 to use personal information about persons associated with the Company or any Group Company without the consent of that person or the relevant Company. If the Company or any Group Company believes that any person has used data in contravention of this section, legal proceedings may be instigated against that person.

4.3 Company Documents

All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and materials whatsoever (whether made or created by you or otherwise) relating to the business of the Company or any Group Company or any of their clients (and any copies of the same) is the property of the Company or the relevant Group Company. It must be handed over by you to the Company or to the relevant Group Company on demand and in any event on the termination of your employment.

4.4 Security of Buildings

Security of office premises cannot be achieved without your active co-operation. Standard Life Investments will, where appropriate, provide commissionaires and other controls at doors. Despite this, however, is it is possible for unauthorised persons to enter a building. Therefore if you notice someone acting suspiciously or not displaying their ID badge you should ‘challenge’ them by politely and firmly requesting to see their badge. If they cannot produce a valid badge they should be accompanied back to the entry point and reception/security staff or your manager advised.

When office premises are not fully occupied, it is essential that they are kept secure. If you are the last person to leave a room you must make sure that the windows are closed securely. If you are leaving the building after the outside door has been closed for the day you must make sure that the door is closed securely after you.

Closed Circuit Television (CCTV)

To enhance the level of security throughout Standard Life buildings, the Company reserves the right to use CCTV where it is considered necessary for the prevention of crime, for health & safety reasons or for the protection of the rights of others. In accordance with the Data Protection Act 1998, the Company will post notices where CCTV is used on a continuous basis.

4.5 Security of Computer Systems

Standard Life Investments recognises the need for security over the data held on its computer systems. The requirements for computer security are specified in the Company’s Security and Group Information Security Controls. These are available on The Line (see the Group Information Security homepage).

All our people must be aware of and follow these requirements for computer security, in particular, those which are specified in:

•             Section 1.3  (Electronic Communications) of the Policies & Procedures Manual

•             the following group information security controls:

•         unauthorised computer software (e.g. virus)

•         computer access control (logical)

•         employee control

•         external networks and communications (e.g. internet & e-mail)

•             the IT practices which cover the security and use of the internet, e-mail,  and  desktop and mobile computers.

User IDs and Passwords

The Group Information Security Controls cover the use of user IDs (identifiers) and passwords. It is important that these controls are followed, to prevent accidental or deliberate misuse of the systems and data and to protect our people.

A password, used in conjunction with a valid user ID, is used to identify, authenticate and control access for a user to a computer system. This allows the user access to the facilities and information which they require to carry out their assigned role. Similarly it denies the user access to facilities and information which they do not need and are not authorised to access or use. It also enables the user to be accountable for their actions on the computer system. You must keep your own passwords secret — do not disclose your passwords to anyone else and do not keep a written record of your passwords.

The procedure for setting up, amending or revoking your access rights to computer systems and the procedure to be followed if you forget your password are set out in the Company’s Compliance Manual on the Line. Contact the IS Helpdesk (x 51234) if you have any general questions about signing on and off or passwords.

Sensitive and Personal Data

All sensitive and personal information relating to customers or our people should, wherever possible, be protected (e.g. by encryption and/or password protection) to prevent unauthorised alteration, destruction or disclosure of data.

Reporting Incidents

All our people have a responsibility to report any incidents where it is suspected that there has been computer misuse or virus outbreaks. Incidents must be reported immediately to the IS Helpdesk (x 51234) — the Helpdesk operator will complete an Incident Report Form on HOST and organise help.

5. Conflict of Interests

It is a requirement of your employment by Standard Life Investments that in any situation involving your work for the Company, you always put the interests of the Company and its customers above your own private business interests. If there is any conflict at all, your private business interests must take second place.

Conflict of interest can arise in various ways, particularly where outside activities are involved. As far as possible, you should avoid situations where a conflict is likely to arise, but if you find yourself in any difficulty you must discuss the problem with your department manager and/or the appropriate member of the Standard Life Investments Board.

5.1 Examples of Where Conflict of Interest May Occur

Where your private activities intrude on Company time: This is not acceptable unless specific clearance has been obtained.

Second jobs: Employees who are thinking about taking on a second job must satisfy themselves that no part of any enterprise to which they become affiliated is owned or controlled by any of our competitors.

Business ventures: If you operate a business in your own time, or if such a business is operated by members of your immediate family, and its aims and interests and those of Standard Life Investments are in conflict, you must inform your department manager. If the business and Standard Life Investments are negotiating or in competition, you must take no part in any activity within Standard Life Investments regarding negotiations or competitive stance; you must be very careful to avoid providing relevant information to anyone outside the Company.

Dealing in securities and/or property: Deals made on your own account, or on account of any close relative or friend, are subject to the constraints on Insider Dealing which are described in section 8, but there may also be potential conflict of interest. For example, buying by the Company might be expected to increase the market price which is not what you would want if you were buying on your own behalf. If you have any influence on the Company’s investment dealings you must be careful to avoid such a conflict, and if it arises the Company’s interests must come first.

Referring customers to IFAs: The distribution channel guidelines should be closely followed when an existing policyholder calls or writes to Standard Life. You are not permitted to refer customers to a specific Independent Financial Adviser (IFA). If a customer was introduced to Standard Life through an IFA you should encourage that customer to go back to that IFA for any further advice. If the customer does not want to use that IFA again, they should be referred to IFA Promotions. In either case no financial reward can be received for any referral.

Individuals appointed as introducers: These individuals must keep all other business separate and clearly distinct from the business conducted in their role as introducer.

6. Participation in Public Affairs

You are free to take part in public affairs, including local government and the affairs of parliamentary parties. Should you wish to stand for election in local or district elections you should inform the Company’s Human Resources Manager before the election campaign begins. Campaigning should be done in your own time.

Should you wish to stand for parliament you should inform the Company’s Human Resources Manager — campaigning should be done in your own time; alternatively, you may request unpaid leave (which will be granted, subject to business needs). If your campaign is successful, you will have to resign from Standard Life Investments’ employment —the Company will be prepared to consider an application for re-employment under the Career Break Scheme if you fail to be re-elected to the next parliament.

At all meetings it must be made clear you are presenting opinions as your own and they are not those of Standard Life Investments.

7. Outside Offices and Directorships

Subject to the reservations expressed in section 5 (Conflict of Interests) and 8.3 (Dealing in Property and Land) of this document and the special rules that apply to Company Representatives, you may act as a director or officer of an outside business, subject to the approval of the Chief Executive, Standard Life Investments. To avoid any possible future embarrassment this approval must be obtained in all cases. The Chief Executive, Standard Life Investments is responsible for ensuring that the potential for conflict of interest is reduced to a minimum.

If you are paid for taking on the office or directorship, and it impinges on your time within the office, Standard Life Investments may reduce your salary by the amount of your fee or other earnings which can be regarded as earned within normal office hours. If you take an office or directorship as a representative of Standard Life Investments, all fees and other earnings must be paid to Standard Life Investments.

When you attend meetings you must always make it clear in what capacity you are attending and speaking. It must always be clear whether you are speaking as an individual or putting forward the viewpoint and opinions of Standard Life Investments. In case of any doubt, opinions should always be presented as your own.

8. Dealing and Inside Information

8.1 What is ‘Inside Information’?

Inside information is defined as information which is ‘specific or precise, has not been made public, and if it were made public would be likely to have a significant effect on the price of any securities’.

For a prosecution to succeed it must be proved that the alleged recipient of the information knew that it was price-sensitive and, by definition, had not been made public.

8.2 Dealing in Securities

According to the Criminal Justice Act 1993 and the Financial Services and Markets Act 2000, you must not:

•             deal or encourage another person to deal in securities on the basis of information which you know is ‘inside information’

•             disclose ‘inside information’ other than in the proper performance of your employment.

If you break this law, you personally may be liable to serious criminal charges. Standard Life Investments also requires that you must not deal, or encourage another person to deal, on the basis of knowledge of the Company’s planned investment dealings or of future prices for funds managed by Standard Life Investments. If you have access to the prices for any unitised fund before they become effective you must not divulge that information to try to use it for your own or anyone else’s advantage.

8.3 Dealing in Property and Land

According to the Criminal Justice Act 1993, the same considerations apply to dealing in property and land as apply to dealing in securities.

Specifically, you must not make use of knowledge which is not generally available, nor must you pass such knowledge on to anyone who does not require that knowledge for his or her work.

If you have knowledge of the Company’s future intentions you must not pass on that knowledge to anyone who does not need it for his or her work, nor must you use it for your own advantage.

Knowledge of the future intentions of a developer or contractor obtained in the course of your work must not be passed on to any other individual or made use of for your own account.

Similarly, knowledge of the future intentions of a client gained within, say, the actuarial area must not be passed on to members of the Company’s Property department. For example, the announcement of a forthcoming property investment or development will affect the share price of the developer or the contractor; knowledge of the announcement before it is made is ‘insider information’. Dealing in shares of the developer or of the contractor after having gained that information is prohibited until the information is public knowledge.

Knowledge of a forthcoming change in a company’s organisation which will require a change in its holdings of land or property must not be passed on to the Company’s Property department.

8.4 Personal Dealing

In the context of this topic, personal dealing means dealing by an employee on his or her own behalf, procuring or encouraging another to deal on behalf of a trust, or any dealing which is controlled or directly and specifically influenced by the employee no matter in whose name it is carried out. The only exception is dealing by or on behalf of a spouse or connected person, who himself/herself has to adhere to a code of conduct which meets the requirements of the Financial Services Authority.

There are additional reporting requirements contained within the Personal Dealing procedures for certain employees who are defined as Access persons under the US SEC regulations (please refer to section 18).

Full details of the Personal Dealing procedures to be followed by all employees of Standard Life Investments and its officers are provided in the Company’s Compliance Manual on the Line.

8.5 Investment Employee Guidelines — Company Contact

In the proper performance of their employment, our people are expected to discuss the business outlook with the management of the companies in which they may invest. In the absence of evidence to the contrary, our people are entitled to expect that those who manage the companies to whom they talk are competent, professional people who understand, and intend to comply with, their obligations. That being so, our people are entitled to expect that the directors and senior executives will not disclose to them price-sensitive information without previously warning them of an intention to do so. In the ordinary way, therefore, Standard Life Investments considers that our people are entitled to expect that the investors they represent will not be inhibited from dealing as a result of the information passed in the sort of meetings and telephone conversations referred to above.

Company management are in the best position to know how widely distributed the information has been that they have supplied, and thus to judge whether the information is price-sensitive or has already been made public. Hence, at the end of a company meeting, if the employee has any doubt as to whether he/she has received ‘inside information’ he/she must ask the company’s representatives whether they were comfortable that nothing that had been said was price-sensitive.

The information would be price-sensitive where the member who received the information knew that it had not been public and that its significance required prompt notification to the Stock Exchange. This ‘health check’ would allow the company’s representatives an opportunity to put things right by making the matter public, ahead of which Standard Life Investments would not deal. The purpose of the ‘health check’ is to enable Standard Life Investments to provide their people with the maximum possible protection in situations where doubt may exist. However, these cases should be rare. As outlined above, our people are entitled to expect that the ‘health check’ should not be required.

The meetings held with the management of such companies exposes our people to increased possibility that they may be given ‘inside information’. There are guidelines on the precautions that our people should take in order to protect themselves against accusations of insider dealing following company meetings.

These guidelines are available from the Risk and Compliance department or through the Company’s Compliance Manual on The Line and should be applied to all company meetings.

8.6 Code of Market Conduct

The Financial Services Authority (FSA) has published a Code of Market Conduct which provides guidance on what does and does not amount to Market Abuse.

The Code:

•             forms part of the FSA’s Handbook of Rules and Guidance and is available from the FSA’s website (www.fsa.gov.uk)

•             applies to all our people involved in dealings on investment markets.

All new starts performing Customer Function (CF30) under the FSA’s Approved Persons regime are directed to the Code of Market Conduct on the FSA website. The Code must be complied with as failure to do so may render the individual subject to legal proceedings.

If you are in any doubt as to whether the Code of Market Conduct applies to you, contact the Risk & Compliance Department.

9. Gifts and Entertainment

You must not accept any gift or favour or entertainment which is or could be intended to influence you to do business with the donor. Even if there appears to be no obvious intention to influence your subsequent actions, you must take care not to accept anything which could be interpreted as a bribe. For example, you might be offered the use of a holiday cottage by a friend employed by a stockbroker with whom Standard Life Investments regularly does business; unless you can clearly demonstrate that a market rent is charged (which is unlikely to be possible given the variation in rentals) such an offer must be refused.

Accepting a gift or favour or entertainment which could be interpreted as a bribe will be regarded as a serious disciplinary offence.

Further guidance and requirements for recording fits and entertainment are included in the Company’s Compliance Manual on The Line.

9.1 Accepting/Giving Gifts

You may accept/give gifts from/to business contacts providing:

•             the total value of all gifts received/given by you, in any one calendar year, does not exceed £50

•             the value of any single gift in that year must not exceed £50

•             you cannot give or receive cash/gift vouchers

•             your manager gives his/her consent (the manager is expected to withhold consent if the gift appears unreasonable in the context of the business relationship from which it arises, or if there is any doubt that the monetary limits on gifts may be infringed)

•             the gift is recorded and authorised on the Gifts & Entertainment database (accessible from the welcome page on Lotus Notes)

•             you may accept a gift of a pocket or desk diary or calendar and that gift will not count towards these monetary limits.

9.2 Declining Gifts

Should you not wish to retain a gift, or if the above limits have been exceeded, then the gift should be sent to the Community Involvement team who will arrange for it to be donated to charity.

Tel: +44 (0)131 245 0518

Email: community_investment@standardlife.com

9.3 Hospitality/Entertainment Received/Given

All hospitality or entertainment received/given must be:

•             approved by your manager

•             the host should always be present at the hospitality or entertainment, both received by SLI/SLW employees and given by SLI/SLW employees

•             recorded in the Gifts & Entertainment database.

The following guidelines apply:

•             the occasional cup of coffee/drink does not count as entertainment

•             lunch/dinner where business is discussed is acceptable

•             more extensive entertainment e.g. days at sporting events, invitations that extend to spouses should be refused unless it comes from a major or long term business contact with whom it is in the Company’s interest to maintain cordial relations

•             the entertainment should be commensurate with the degree of business contact/importance of the relationship

•             where entertainment given is paid for by company credit card, this does not have to be recorded on the database as it will be approved by the manager and viewed by Management Expenses

•             travel and accommodation should not form part of the entertainment unless the business relationship is such that it justifies this.

If you are in any doubt as to whether a planned gift or entertainment is permissible, you should contact the Risk and Compliance department, or check the guidance provided by IFA Sales Business Support and Group Compliance.

9.4 Indirect Benefits to Independent Intermediaries Entertaining/Providing Hospitality to Intermediaries

Staff from Standard Life Investments can entertain Intermediaries providing the entertainment is normal and reasonable:

•             a member of staff must be present e.g. we cannot contribute to an Intermediary’s night out if we are not attending. We also cannot give intermediary cash or equivalent to contribute towards entertainment as entertainment costs must be settled by the consultant on the date of an event with the provider e.g. the restaurant bill paid by the consultant

•             we cannot pay for the Intermediary’s travel and accommodation when it is in connection with an entertainment/hospitality event

•             full records of entertainment/hospitality given to Intermediaries must be kept for five years to comply with FSA record keeping guidelines

•             full details of hospitality/entertainment must be recorded on the Gifts and Entertainment database.

9.4 Competitions and Competition Prizes

Any competitions should be referred to Marketing in the first instance.

9.5 Giving Gifts to Intermediaries

Staff from Standard Life Investments can give gifts to an Intermediary providing the gift is not cash or equivalent. In addition the following provisions should be met:

•             gifts to the value of £50 per business writer per year can be given

•             pocket diaries, wall planners and calendars do not count towards the £50 gift limit

•             desk diaries do count towards this limit as do other promotional items e.g. umbrellas, jumpers etc

•             full records of gifts given to Intermediaries must be recorded on the Gifts and Entertainment Database and kept for a minimum of five years to comply with FSA record keeping guidelines.

9. Gifts and Entertainment continued

9.6 Travel and Accommodation Expenses

Standard Life Investments can contribute towards an intermediary’s travel and accommodation only when the Intermediary:

•             participates in Standard Life’s training facilities (which should generally be made available to all intermediaries if available).

•             visits one of our offices in order to:

•             receive information about our admin systems

•             attend a meeting with us and an existing or prospective customer of the intermediary.

NB: Accommodation costs should not be met if the Intermediary could reasonably return home that day or where the location is outside the UK. Travel and accommodation should not be paid for in connection with entertainment events:

•             all records relating to travel and/or accommodation paid for Intermediaries must be recorded on the Gifts and Entertainment Database and kept for a minimum of 5 years to comply with FSA record keeping guidelines.

9.7 Providing Standard Life Investments Logo’s to Intermediaries

All requests relating to providing a Standard Life Investments logo to an Intermediary for their use should be referred to Legal. We cannot just provide a logo to an Intermediary. A legal agreement should be drawn up which specifies how the logo can be used.

9.9 Sponsorship

If you are being sponsored for a charity event by a business contact outside Standard Life Investments/Wealth for an amount exceeding £50 you must inform your manager. Cheques should be made out to the charity concerned and not to you personally. You may only accept the sponsorship if your manager consents. The amount of sponsorship will not be included in the £50 limit. Please note that Standard Life do not support the sponsorship of individuals from company expenses. Any request for other forms of sponsorship should be referred to Community Involvement (Given and Received).

10. Dealing with Intermediaries

Our dealings with intermediaries are governed by the FSA’s rules.

10.1 Authorisation of Intermediaries

Before he or she can sell or advise on investment business of any kind, an intermediary must be authorised by the Financial Services Authority (FSA) or through membership of a Designated Professional Body, such as The Institute of Chartered Accountants or the Law Society (which means they will therefore be included in the Financial Services Authority’s register of authorised firms).

10.2 Assistance to Intermediaries

An intermediary who receives initial or renewal commission or is remunerated by fees paid by his client is responsible for advice given to the client on the choice of investment or on which option is to be taken once an investment has been selected.

As an employee you are free to provide both general background information and specific product information to an intermediary provided you have been authorised to do so by your department manager. You may therefore provide the framework which allows an intermediary to formulate advice, but you must not take part in the detail of work performed in respect of an individual client or comment on the merits of our products. For example, you may not advise a client whether a pension contribution should be related back to an earlier tax year, nor can you perform estate-planning calculations of a technical nature.

Our guidance to the intermediary must always fall short of the advice to be given to the client. It must be information only and NOT advice.

This is probably the most fundamental rule of our relationship with intermediaries and it is therefore worth repeating. We as a Company can provide any amount of information to an intermediary about our products in general or about our products which have been sold to a client of the intermediary. We can also provide information about personal taxes, about pensions legislation, on legal matters, and any other general queries that may arise. However we must not do any work for a client which should properly be done by the intermediary.

If you find yourself in any doubt as to how to deal with a particular request from an Intermediary, you should immediately refer to your department manager.

10.3 Accompanied/Unaccompanied Visits

This topic provides guidance on the requirements in relation to accompanied and unaccompanied visits. If you need further guidance on whether you should take part in a particular visit, contact the Risk & Compliance department. If you are authorised to act as a Company Representative, Appendix A1 of this handbook (Supplementary Code of Conduct for Company Representatives) also applies to your activities.

Accompanied Visits

An employee can visit an IFA’s client(s) with an employee from the IFA firm where the particular circumstances of the case require a visit to be made. These visits should not be made as a matter of routine or on a regular basis unless in connection with a Group scheme. (Different rules apply to Stakeholder schemes — please see below).

If you receive a request to accompany an IFA on a visit to a client you must follow these guidelines:

•             the role of the IFA consultant should be clear to the client/audience

•             no advice or information which could be construed as advice can be given

•             attendance should only be in the capacity of imparting factual product information

•             involvement should be minimal and must not compromise the IFA’s independence

•             any presentation material must be signed off by Marketing Compliance and a copy kept in the branch central file for six years

•             records of all such visits must be kept for six years

•             for IFA Branches only, all accompanied visits should be recorded on the agent’s database.

Unaccompanied Visits

Generally there are only two scenarios where a visit can be made to the IFA’s client(s) without the attendance of the IFA:

•             for purely administration purposes in relation to an existing group pension scheme, visiting a company or the scheme’s trustees. The scheme must already be set up.

•             where IFA’s or Employee Benefits Consultants, working solely on a fee basis, sell GAVC/CIMP/SSAS schemes to the trustees and take no further part in the process. As the scheme is already sold to the trustees, there is no benefit to the IFA/EBC, by us presenting to prospective employees of the scheme.

The following guidelines must be followed:

•             no commission, in any form, is payable to the IFA/EBC

•             the fee must not be calculated by reference to the membership take-up rate of the scheme (i.e. the number of members joining the scheme must not in any way influence the fee paid to the IFA/EBC)

•             the above guidelines apply as for an accompanied visit

•             the accompanied/unaccompanied visit checklist must be completed.

Presentations on Stakeholder Schemes

Those taking part in presentations on stakeholder schemes to groups of employees during accompanied visits must be authorised to give investment advice.

This applies to:

•             presentations at meetings called to promote a stakeholder scheme to employees in their personal capacity as potential members of that scheme

•             presentations of a generic nature to employees where information is given about stakeholder schemes in general and no specific stakeholder scheme is discussed.

This does not apply to:

•             meetings with an employer where the meeting is purely for the purpose of discussing the administration of the proposed scheme (employees present at this meeting would be representing the interests of their employer and would not be present in a personal capacity — care must be taken to ensure that discussions do not stray into areas that could be construed as promoting membership of the scheme to the employees present)

•             meetings with an employer for the purpose of a Beauty Parade, The Financial Services Authority (FSA) rules require that you do not advise members of the public on the benefits of a financial transaction unless you have been trained and then authorised as a Company Representative.

11. Dealing with the Public

Anyone who is not a Company Representative must not give advice to members of the public. However the provision of information to a member of the public or to an intermediary in his/her professional capacity is not subject to this restriction. Equally if a customer will accept information in response to a request for advice, the giver of that information need not be a Company Representative.

Obviously if the customer persists with a request for advice, then that advice can only be given by the customer’s intermediary or a Company Representative. In such cases, the customer should be referred to the appropriate adviser, subject to the Distribution Channel Guidelines.

11.1 Advice Definition

The definition of advice which follows is based on FSA rules. However, it is almost impossible to give a comprehensive definition of advice — if you need guidance, consult your department manager who will refer any difficult issues to the Head of Risk & Compliance.

Advice is given to a member of the public by a Company Representative and is a suggestion or recommendation, based on adequate knowledge of the customer’s requirements, that he/she should follow a particular course of action with regard to a financial transaction. If a customer asks “what should I do?” or the equivalent, it is likely that you are being asked to give advice. However, if the question is “how can I do ...?” or “how do I do ...?” then you are only being asked to provide information.

For the purposes of this definition, a financial transaction includes the sale of a policy or of mutual funds, the alteration of the policy or the exercise of any option including switching between funds and consideration of the possibility of surrender, alteration to paid-up, to taking a policy loan.

Example

An example may illustrate the difficulty in determining whether advice is being given.

A mutual fund investor telephones and asks for our views on the future prospects of the various funds. If the information is in the form “We expect fund A to go up, Fund B to go down, and all the rest to go sideways” it can be argued that this is effectively advice with all it implies. On the other hand we are free to inform a client of our assessment of the risks in the different funds and in practice our assessment is unlikely to point so unambiguously in one direction. Therefore answering such a query will not be regarded as giving advice.

Controls

To control the provision of information, each manager:

•             must be satisfied of the competence of those who deal with any client on the telephone or by letter

•             is responsible for maintaining a list of his/her people who are so authorised and he/she must be satisfied of the competence of those on the list.

Our people on the list must:

•             be given instruction and training on how to differentiate between advice and information, and also on what information they may pass on

•             always deal fairly and honestly with members of the public or intermediaries — there must be no unnecessary delay in correspondence and all dealings must be conducted in a courteous manner. Only Company Representatives who have been authorised can give individual financial advice to a member of the public. This is an FSA requirement. Company Representatives are required to abide by an additional Code of Conduct.

11.2 Personal Views

If in any speeches or written material, serious or frivolous, you express your views, it will be your responsibility to ensure that the speech or written item is identified as a personal viewpoint. Company headed stationery must not be used for written material of this kind. For further information, see section 7 — Outside Offices and Directorships.

11.3 Cancellation Rights

The majority of our products carry cancellation rights with them. Cancellation rights were introduced in the Financial Services Act to give customers the opportunity to make considered and well informed investment decisions free of any sales pressures. No contact should therefore be initiated by Standard Life Investments people with regard to a particular investment decision either during the cancellation period or in the event that a cancellation notice is returned. If the client contacts Standard Life Investments, our people are not allowed to advise on whether or not cancellation rights should be exercised.

12. Our People as Introducers

All our people are allowed to act as ‘Reactive Staff Introducers’ and introduce prospective clients to Financial Planning Consultants (FPCs).

This allows you to react in a situation where a friend or relative raises the subject of Standard Life business (Life Assurance, Pensions or Mutual Funds/ISAs) and refer them to an FPC for advice.

Cold Calling

As a Reactive Staff Introducer you are NOT allowed to make a cold call.

A cold call occurs when you tell someone that you can introduce them to an FPC for advice BEFORE they raise the subject with you. As long as you do not cold call, you can introduce friends, relatives and acquaintances to an FPC for advice.

If you expect to find yourself in a situation where you will be the first to raise the subject of Standard Life or Standard Life business, then you may need to be specially appointed as a ‘Proactive Staff Introducer’. Special rules apply if you are raising the subject of Standard Life business. You must complete an application form and be trained on what you can and cannot do or say in this context.

Further Information

If you are in any doubt as to whether you need to be specially appointed, please contact Group Compliance & Risk Central Support.

13. Promotional Material

The Financial Services Authority (FSA) lays down specific requirements which must be met by all material (now referred to as ‘Financial Promotions’) issued externally which promotes Standard Life Investments and/or the sale of Standard Life products.

This includes the following:

•             all forms of advertising in papers, magazines, on TV and radio, on billboards or the Internet

•             laptop (or OHP) presentations and scripts, other tele-scripts, videos, audio tapes, CD-ROMs and websites

•             literature, sales aids and all other sales support material

•             newsletters, press releases, briefing notes/cards

•             personal visits, telephone calls (tele-scipts)

•             the internet and electronic media such as digital and other forms of interactive television and media

•             circulars/mailings, including letters for issue to more than one client whether in paper or electronic format; bonus notice mailings, etc.

However, the following exemptions exist:

•             a signed letter to a client recommending a specific product as being appropriate to that particular individual’s circumstances

•             a communication to a policyholder or unit-holder which only recommends the exercise of an option provided by an existing contract

•             a personal quotation form.

To ensure that the regulatory requirements are met, all promotional material must be submitted for approval to the Risk & Compliance department. Once approval has been given it must be issued and recorded in accordance with the Company’s procedures. Details of the procedures to be followed are included in the Company’s Compliance Manual on The Line.

14. Money Laundering and Financial Crime

Money laundering covers all activities intended to change the identity of illegally obtained funds so that they appear to have originated from a legitimate source.

Governments and law enforcement agencies across Europe have implemented measures to prevent the use of the financial system for the purpose of money laundering. In the UK this took the form of The Money Laundering Regulations 1993, and more recently the Financial Services and Markets Act 2000 and Money Laundering Regulations 2003.

These regulations have a large impact on Standard Life Investments, and if ignored can result in criminal prosecution against an individual as well as unlimited fines against the company. One of the biggest requirements is that our procedures must ensure we verify the identity of all our customers so that we ‘know our customer’ and can identify suspicious transactions.

The main requirements which affect our people are that we must:

•             verify the identity of all new customers

•             keep records of all transactions

•             recognise situations where money laundering or financial crime is, or may be taking place

•             report any suspicions to the Money Laundering Reporting Officer receive training.

If during the course of business our people become suspicious that any form of financial crime may be taking place, a report must be made to the Money Laundering Reporting Officer immediately. It is an offence not the report your suspicions.

Further Information

Full details of our anti-money laundering procedures are provided in the Company’s Compliance Manual on The Line.

15. Supervision and Compliance

Supervision of your day-to-day activities is by your immediate supervisor and department manager. They are accountable to the appropriate Company Executive for ensuring that you meet the requirements of this Code of Conduct and follow the procedures for carrying out your work.

The Company operates an Internal Risk and Control Framework (IRFC) which is designed to provide the mechanism for management of risk and the assurance of the correct operation of processes and controls within the Company. The IRFC allows the Chief Executive and his Executive Directors to obtain assurance over the control environment and to identify any areas of additional risk. It also provides the Chief Executive with risk reporting to the Board of the Company. The Risk and Control Department assists the management of the Company through the design and operation of the IRCF and ensuring that it addresses all regulatory requirements.

The Financial Services Authority may visit Standard Life Investments to test for themselves our adherence to their rules. They are free to audit any system or procedures that fall within their areas of responsibility. If their investigations involve you, you should give them all the help and information they need.

The Financial Services Authority may also investigate complaints about the way Standard Life and its subsidiaries conduct their business. If this happens, you should give them every assistance.

16. Complaints

16.1 FSA Definition of a Complaint

Any expression of dissatisfaction whether oral or written, and whether justified or not, from or on behalf of a person about the company’s provision of, or failure to provide, a financial service, which alleges that the complainant has suffered (or may suffer):

•        *financial Loss

•        material distress

•        material Inconvenience.

*       Please note that investment performance complaints are only FSA Reportable if there is also an allegation of mis-selling or a separate issue which has caused the client material distress or inconvenience, i.e. poor service. Distress caused purely as a result of investment performance would not cause the complaint to be classed as FSA Reportable. Investment performance complaints are classified as FSA Complaints.

16.2 FSA Requirements

The FSA require that:

•        we must have in place and operate appropriate and effective complaint handling procedures

•        complaints are investigated by someone of sufficient competence who, where appropriate, was not directly involved in the subject matter of the complaint

•        responses to complaints adequately address the points raised and, if upheld, offer appropriate redress

•        complaint handlers are aware of our Internal Complaints Handling Procedures (ICHP) and act in accordance with them

•        complaints are dealt with in a fair, consistent and prompt manner

•        root cause analysis is conducted on complaints and where appropriate consideration given as to whether it could affect other products and/or clients.

For FSA Reportable complaints, the FSA additionally require that:

•        they are either acknowledged or answered within five business days by a letter enclosing our Internal Complaints Handling Procedures (ICHP) leaflet.

•        a final response or holding response letter is issued within four weeks of receipt.

•        a final response or letter of explanation giving referral rights and enclosing the Financial Ombudsman Service (FOS) leaflet is issued eight weeks after receipt.

•        a return is sent to the FSA every six months.

•        records are kept for a minimum of five years from date of receipt.

16.3  Eligible Complainants

An eligible complainant is defined as:

•        a private individual

•        a business which has a group annual turnover of less than £1 million at the time of the complaint

•        a charity which has an annual income of less than £1 million at the time of the complaint

•        a trustee which has a net asset value of less than £1 million at the time of the complaint

•        an authorised representative acting on behalf of one of the above.

16.4  Types of Complaint

See table below for types of complaint.

Complaint	Description
Non FSA Complaint	Complaints that do not involve a financial services activity or which do not meet the definitions below.

FSA Complaint Eligible Complainants Need: ICHP, FOS Referral Rights and FOS leaflet in correspondence.

A complaint 1) resolved within two business days and which 2) meets the following criteria:

Any expression of dissatisfaction whether oral or written, and whether justified or not, from or on behalf of a person about the firm’s provision of, or failure to provide, a financial service, which alleges that the complainant has suffered (or may suffer):

• *Financial Loss, • Material distress, • Material Inconvenience.

*Please note that investment performance complaints are only FSA Reportable if there is also an allegation of mis-selling or a separate issue which has caused the client material distress or inconvenience, i.e. poor service. Distress caused purely as a result of investment performance would not cause the complaint to be classed as FSA Reportable.  Investment performance complaints are classified as FSA Complaints.

FSA Reportable Complaint Eligible Complainants Need: ICHP, FOS Referral Rights and FOS leaflet in correspondence.

A complaint from a 1) Eligible Complainant which is 2) NOT resolved within two business days and which 3) meets the following criteria:

1) Any expression of dissatisfaction whether oral or written, and whether justified or not, from or on behalf of a person about the firm’s provision of, or failure to provide, a financial service, which alleges that the complainant has suffered (or may suffer):

• *Financial Loss, • Material distress, • Material Inconvenience.

*Please note that investment performance complaints are only FSA Reportable if there is also an allegation of mis-selling or a separate issue which has caused the client material distress or inconvenience, i.e. poor service. Distress caused purely as a result of investment performance would not cause the complaint to be classed as FSA Reportable.  Investment performance complaints are classified as FSA Complaints.

16. Complaints continued

16.5 Complaints Procedures

Standard Life Investments Complaint Procedure is documented on the Compliance Manual found on the NAL. Standard Life Wealth’s Complaint Procedure is held by the Client Services department.

16.6 Complaints from or about IFA’s, Discretionary Asset Managers, etc

Consideration must be given to the broader relationship with Group in regards to any complaint received from individuals such as IFAs, Discretionary Asset managers, etc. The Standard Life Customer Relations department have a procedure in place for handling a claim for anything other than commission.

Tel: +44 (0)131 245 2040

Email: customer_relations@standardlife.com

The Financial Services and Markets Act makes it clear that an Insurance Company has no responsibility for the activity of an IFA. Therefore if a policyholder questions the advice given by an IFA, our response must only deal with factual matters relating to the policy. No matter how clear cut the case may seem, we must never suggest that the IFA’s advice was not appropriate. Our function is purely as the ‘Product Provider’ and we have to limit our comments to dealing with that.

16.7 FOS Referrals

The Risk and Compliance department are to be contacted in the first instance should the business (SLI and SLW) receive any FOS referrals/are contacted by FOS.

All complaints must be fully and carefully investigated. Procedures for dealing with complaints have been laid down in each department — if you receive a complaint you must ensure that it is entered into the complaints recording system and dealt with properly.

17. FSA Approved Persons

The Financial Services Authority (FSA) has identified certain functions carried out by individuals of regulated firms, which are described as ‘controlled functions’.

Any person carrying out one or more of these functions will have to be approved by the FSA before they can perform those functions. Such individuals are known as ‘Approved Persons’.

17.1 Categories of Controlled Functions

‘Controlled Functions’ are divided into two main categories:

Significant Influence Functions: Functions where the persons performing them are capable of exerting ‘significant influence’ over a firm’s conduct (e.g. Directors, Senior Managers)

Customer Functions: Functions which apply to those people who deal with customers or who deal with the property of customers (e.g. Investment Managers).

All ‘Approved Persons’ must comply with the Statements of Principle For Approved Persons and the related Code of Practice for Approved Persons, and meet the criteria for the Fit and Proper Test for Approved Persons.

17.2 The Seven Statements of Principle for Approved Persons

Individuals performing ‘Significant Influence’ functions must comply with all seven of the Statements of Principle listed in the table below. Individuals performing the ‘Customer’ functions must comply with Statements of Principle 1 to 4 inclusive listed in the table below.

The Seven Statements of Principle for Approved Persons

Principle 1	An approved person must act with integrity in carrying out his controlled function.

Principle 2	An approved person must act with due skill, care and diligence in carrying out his controlled function.

Principle 3	An approved person must observe proper standards of market conduct in carrying out his controlled function.

Principle 4	An approved person must deal with the FSA and with other regulators in an open and co-operative way and must disclose appropriately any information of which the FSA would reasonably expect notice.

Principle 5

An approved person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function is organised so that it can be controlled effectively.

Principle 6	An approved person performing a significant influence function must exercise due skill, care and diligence in managing the business of the firm for which he is responsible in his controlled function.

Principle 7

An approved person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function complies with the relevant requirements and standards of the regulatory system.

17.3  Code of Practice for Approved Persons

Statement of Principle 1

In the opinion of the FSA, conduct of the type described below does not comply with Statement of Principle 1:

1a     Deliberately misleading (or attempting to mislead) by act or omission:

•    a client, or

•    his/her firm (or auditors or appointed actuary), or

•    the FSA.

Behaviour of the type referred to above includes, but is not limited to, deliberately:

•    falsifying documents

•    misleading a client about the risks of an investment

•    misleading a client about the charges or surrender penalties of investment products

•    misleading a client about the likely performance of investment products by providing inappropriate projections of future investment returns

•    misleading a client by informing him that products require only a single payment when that is not the case

•    mismarking the value of investments or trading positions

•    procuring the unjustified alteration of prices on illiquid or off exchange contracts, or both

•    misleading others within the firm about the credit-worthiness of a borrower

•    providing false or inaccurate documentation or information, including details of training, qualifications, past employment record or experience

•    providing false or inaccurate information to the firm (or to the firm’s auditors or appointed actuary)

•    providing false or inaccurate information to the FSA

•    destroying, or causing the destruction of, documents (including false documentation), or tapes or their contents, relevant to misleading (or attempting to mislead) a client, his/her firm, or the FSA

•    failing to disclose dealings where disclosure is required by the company’s personal account dealing rules

•    misleading others in the company about the nature of risks being accepted.

1b     Deliberately recommending an investment to a customer, or carrying out a discretionary transaction for a customer where the approved person knows that he/she is unable to justify its suitability for that customer.

1c      Deliberately failing to inform, without reasonable cause:

•    a customer, or

•    this firm (or its auditors or appointed actuary), or

•    the FSA of the fact that their understanding of a material issue is incorrect, despite being aware of their misunderstanding.

Behaviour of the type referred to above includes, but is not limited to, deliberately:

•    failing to disclose the existence of falsified documents

•    failing to rectify mismarked positions immediately.

1d     Deliberately preparing inaccurate or inappropriate records or returns in connection with a controlled function.

Behaviour of the type referred to above includes, but is not limited to deliberately:

•    preparing performance reports for transmission to customers which are inaccurate or inappropriate (for example, by relying on past performance without appropriate warnings)

•    preparing inaccurate training records or inaccurate details of qualifications, past employment record or experience

•    preparing inaccurate trading confirmations, contract notes or other records of transactions or holdings of securities for a customer, whether or not the customer is aware of these inaccuracies or has requested such records.

1e      Deliberately misusing the assets or confidential information of a client or of his firm.

Behaviour of the type referred to above includes, but is not limited to, deliberately:

•    front running client orders

•    carrying out unjustified trading on client accounts to generate benefits (whether direct or indirect) to the approved person (that is, churning)

•    misappropriating a client’s assets, including wrongly transferring to personal accounts cash or securities belonging to clients

•    wrongly using one client’s funds to settle margin calls or to cover trading losses on another client’s accounts or on firm accounts

•    using a client’s funds for purposes other than those for which they were provided

•    retaining a client’s funds wrongly

•    pledging the assets of a client as security or margin in circumstances where the firm is not permitted to do so.

1f       Deliberately designing transactions so as to disguise breaches of requirements and standards of the regulatory system.

1g      Deliberately failing to disclose the existence of a conflict of interest in connection with dealing with a client.

Statement of Principle 2

In the opinion of the FSA, conduct of the type described below does not comply with Statement of Principle 2:

2a     Failing to inform:

•    a customer; or

•    his/her firm (or its auditors or appointed actuary)

•    of material information in circumstances where he was aware, or ought to have been aware, of such information, and of the fact that he should provide it.

Behaviour of the type referred to above includes, but is not limited to:

•    failing to explain the risks of an investment to a customer

•    failing to disclose to a customer details of the charges or surrender penalties of investment products

•    mismarking trading positions

•    providing inaccurate or inadequate information to a firm, its auditors or appointed actuary

•    failing to disclose dealings where disclosure is required by the company’s personal account dealing rules.

2b     Recommending an investment to a customer, or carrying out a discretionary transaction for a customer, where he does not have reasonable grounds to believe that it is suitable for that customer.

2c      Undertaking, recommending or providing advice on transactions without a reasonable understanding of the risk exposure of the transaction to a customer.

17. FSA Approved Persons continued

Behaviour of the type referred to above includes, but is not limited to, recommending transactions in investments to a customer without a reasonable understanding of the liability (either potential or actual) of that transaction.

2d     Undertaking transactions without a reasonable understanding of the risk exposure of the transaction to the company.

Behaviour of the type referred to above includes, but is not limited to, trading on the firm’s own account without a reasonable understanding of the liability (either potential or actual) of the transaction.

2e      Failing without good reason to disclose the existence of a conflict of interest in connection with dealings with a client.

2f       Failing to provide adequate control over a client’s assets.

Behaviour of the type referred to above includes, but is not limited to:

•    failing to segregate a client’s assets

•    failing to process a client’s payments in a timely manner.

2g      Continuing to perform a ‘controlled function’ despite having failed to meet the standards of knowledge and skill set out in the Training and Competence sourcebook (TC) for that controlled function.

Statement of Principle 3

A factor to be taken into account in determining whether or not an ‘approved person’s’ conduct complies with this Statement of Principle 3 is whether he/she, or his/her firm, has complied with the Code of Market Conduct or relevant market codes and exchange rules.

Compliance with the code or rules described above will tend to show compliance with this Statement of Principle.

Statement of Principle 4

In the opinion of the FSA, conduct of the type described below does not comply with the Statement of Principle 4.

4a     Failing to report promptly in accordance with his/her firm’s internal procedures (or if none exist direct to the FSA), information which it would be reasonable to assume would be of material significance to the FSA, whether in response to questions or otherwise.

In determining whether or not an ‘approved person’s’ conduct as described above complies with Statement of Principle 4, the following are factors which, in the opinion of the FSA, are to be taken into account:

•    the likely significance to the FSA of the information which it was reasonable for the individual to assume

•    whether the information related to the individual himself/herself or to his firm

•    whether any decision not to report the matter internally was taken after reasonable enquiry and analysis of the situation.

4b     Where the ‘approved person’ is, or is one of the ‘approved persons’ who is, responsible within the company for reporting matters to the FSA, failing promptly to inform the FSA of information of which he/she is aware and which it would be reasonable to assume would be of material significance to the FSA, whether in response to questions or otherwise.

In determining whether or not an approved person’s conduct as described above complies with Statement of Principal 4, the following are factors which, in the opinion of the FSA, are to be taken into account:

•    the likely significance of the information to the FSA which it was reasonable for the approved person to assume

•    whether any decision not to inform the FSA was taken after reasonable enquiry and analysis of the situation.

4c      Failing without good reason to:

•    inform a regulator of information of which the approved person was aware in response to questions from that regulator

•    attend an interview or answer questions put by a regulator, despite a request or demand having been made

•    supply a regulator with appropriate documents or information when requested or required to do so and within the time limits attaching to that request or requirement.

Statement of Principle 5

In the opinion of the FSA, conduct of the type described below does not comply with Statement of Principle 5.

5a     Failing to take reasonable steps to apportion responsibilities for all areas of the business under the approved person’s control.

5b     Failing to take reasonable steps to apportion responsibilities clearly amongst those to whom responsibilities have been delegated.

Behaviour of the type referred to above includes, but is not limited to:

•    implementing confusing or uncertain reporting lines

•    implementing confusing or uncertain authorisation levels

•    implementing confusing or uncertain job descriptions and responsibilities.

5c      In the case of an approved person who is responsible for dealing with the apportionment of responsibilities, failing to take reasonable care to maintain a clear and appropriate apportionment of significant responsibilities among the company’s directors and senior managers.

Behaviour of the type referred to above includes but is not limited to:

•    failing to review regularly the significant responsibilities which the company is required to apportion

•    failing to act where that review shows that those significant responsibilities have not been clearly apportioned.

5d     Failing to take reasonable steps to ensure that suitable individuals are responsible for those aspects of the business under the control of the individual performing a significant influence function.

Behaviour of the type referred to above includes, but is not limited to:

•    failing to review the competence, knowledge, skills and performance of our people to assess their suitability to fulfil their duties, despite evidence that their performance is unacceptable

•    giving undue weight to financial performance when considering the suitability or continuing suitability of an individual for a particular role

•    allowing managerial vacancies which put at risk compliance with the requirements and standards of the regulatory system to remain, without arranging suitable cover for the responsibilities.

5e      Strategy and plans will often dictate the risk which the business is prepared to take on and high level controls will dictate how the business is to be run.  If the strategy of the business is to enter high-risk areas, then the degree of control and strength of monitoring reasonably required within the business will be high.  In organising the business for which he is responsible, the Approved Person performing a significant influence function should bear this in mind.

Statement of Principle 6

In the opinion of the FSA, conduct of the type described below does not comply with the Statement of Principle 6.

6a     Failing to take reasonable steps adequately to inform himself/herself about the affairs of the business for which he/she is responsible.

Behaviour of the type referred to above includes, but is not limited to:

•    permitting transactions without sufficient understanding of the risks involved

•    permitting expansion of the business without reasonably assessing the potential risks of that expansion

•    inadequately monitoring highly profitable transactions or business practices or unusual transactions or business practices

•    accepting implausible or unsatisfactory explanations from subordinates without testing the veracity of those explanations

•    failing to obtain independent, expert opinion where appropriate.

6b     Delegating the authority for dealing with an issue or a part of the business to an individual or individuals (whether in-house or outside contractors) without reasonable grounds for believing that the delegate had the necessary capacity, competence, knowledge, seniority or skill to deal with the issue or to take authority for dealing with part of the business.

6c      Failing to take reasonable steps to maintain an appropriate level of understanding about an issue or part of the business that he/she has delegated to an individual or individuals (whether in-house or outside contractors).

Behaviour of the type referred to above includes, but is not limited to:

•    disregarding an issue or part of the business once it has been delegated

•    failing to require adequate reports once the resolution of an issue or management of part of the business has been delegated

•    accepting implausible or unsatisfactory explanations from delegates without testing their veracity.

6d     Failing to supervise and monitor adequately the individual or individuals (whether in-house or outside contractors)  to whom responsibility for dealing with an issue or authority for dealing with a part of the business has been delegated.

Behaviour of the type referred to above includes, but is not limited to:

•    failing to take personal action where progress is unreasonably slow, or where implausible or unsatisfactory explanations are provided

•    failing to review the performance of an outside contractor in connection with the delegated issue or business.

6e      In determining whether or not the conduct of an approved person performing a significant influence function complies with Statement of Principle 6, the following are factors which, in the opinion of the FSA, are to be taken into account:

•    the competence, knowledge or seniority of the delegate, and

•    the past performance and record of the delegate.

6f       An approved person performing a significant influence function will not always manage the business on a day-to-day basis himself/herself.  The extent to which he/she does so will depend on a number of factors, including the nature, scale and complexity of the business and his/her position within it.  The larger and more complex the business, the greater the need for clear and effective delegation and reporting lines.  The FSA will look to the approved person performing a significant influence function to take reasonable steps to ensure that systems are in place which result in issues being addressed at the appropriate level.  When issues come to his/her attention, he/she should deal with them in an appropriate way.

Statement of Principle 7

In the opinion of the FSA, conduct of the type described below does not comply with Statement of Principle 7.

7a     Failing to take reasonable steps to monitor (either personally or through a compliance department or other departments) compliance with the relevant requirements and standards of the regulatory system in respect of its regulated activities.

7b     Failing to take reasonable steps to implement (either personally or through a compliance department or other departments) adequate and appropriate systems of control to comply with the relevant requirements and standards of the regulatory system in respect of its regulated activities.  In the case of an ‘approved person’ who is responsible with overseeing the firm’s obligation under SYSC 3.1.1R,   failing to take reasonable care to oversee the establishment and maintenance of appropriate systems and controls.

7c      Failing to take reasonable steps adequately to inform himself/herself about the reason why significant breaches (whether suspected or actual) of the relevant requirements and standards of the regulatory system in respect of its regulated activities may have arisen (taking account of the systems and procedures in place).

Behaviour of the type referred to above includes, but is not limited to, failing to investigate what systems or procedures may have failed including, where appropriate, failing to obtain expert opinion on the adequacy of the systems and procedures.

7d     Failing to take reasonable steps to ensure that procedures and systems of control are reviewed and, if appropriate, improved, following the identification of significant breaches (whether suspected or actual) of the relevant requirements and standards of the regulatory system relating to its regulated activities.

Behaviour of the type referred to above includes, but is not limited to:

•    unreasonably failing to implement recommendations for improvements in systems and procedures

•    unreasonably failing to implement recommendations for improvements to systems and procedures in a timely manner.

7e      In the case of the Money Laundering Reporting Office, failing to discharge the responsibilities imposed on him/her in accordance with Chapter 8 of the Money Laundering sourcebook (ML).

7f       In the case of an ‘approved person’ performing a significant influence function responsible for compliance, failing to take reasonable steps to ensure that appropriate compliance systems and procedures are in place.

17. FSA Approved Persons continued

17.4 Fit and Proper Test for Approved Persons (FIT)

This details the criteria the FSA require firms to consider when assessing the fitness and propriety of an ‘Approved Person’, both at the application stage and as part of an ongoing assessment.

‘Approved Persons’ are expected to ensure ongoing compliance with the following factors:

•    honesty, integrity and reputation

•    competence and capability

•    financial soundness.

To ensure ongoing compliance with these requirements, ‘Approved Persons’ have a duty to notify the Head of Risk & Compliance as soon as possible of any matter that may suggest they might no longer be fit and proper.

Additional Notifications

There are certain changes and events which must be notified to the FSA. You must contact the Head of Risk & Compliance who will, in turn, notify the FSA. These important changes and events include:

Change of name or National Insurance number: full details, including supporting documentation (e.g. marriage certificate), must be notified immediately

Criminal/legal proceedings being brought against you involving violence, fraud or dishonesty, bankruptcy, sequestration, insolvency or any criminal charge, conviction and county court or small claims court Judgements: full details must be notified immediately

If you are subject to an investigation, intended investigation or disciplinary action by the FSA or another regulator: details must be notified immediately

Any material changes or omissions in the information which you provided in your application for Approved Persons status: details must be notified immediately

If your role changes it may require FSA’s prior approval: any changes in role should be discussed with the Head of Risk & Compliance prior to the change

Additional notification requirements can be found in the Supplementary Code of Practice for Company Representatives.

18. Obligations under the USA Securities and Exchange Commission (SEC)

Standard Life Investments (Corporate Funds) Limited (SLI (CF)) is registered with the SEC for the purposes of promoting some SLI funds in the USA.

SLI(CF) recognises its fiduciary obligations in the USA as an investment adviser. Rule 204A-1 of the Investment Advisers Act of 1940 (“IAA”) classifies 2 types of employees, Supervised persons and Access persons. At SLI Supervised persons are defined as being all partners, officers, directors and employees. Access persons are employees who are involved in making investment decisions on behalf of funds held by US investors.

In order to meet these obligations, SLI (CF) hereby deems all employees (except where you have been notified to be an Access person — please see 18.2 below) of SLI to be supervised persons. All employees (both Supervised and Access) will be required to adhere to this Code of Ethics, (see 18.1 below).

18.1 – Code of Ethics

All employees of SLI must:

I.                          act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow professionals

II.                     use an affirmative duty of care, loyalty, honesty, and good faith in complying with their fiduciary duties towards clients

III.                act for the benefit of SLI clients in the USA and place client interests before their own

IV.                 treat all clients fairly and equitably; never act in such a way as to grant, or appear to grant, favoured status to one client over another

V.                      comply with all applicable federal securities laws(1)

VI.                 report any violations of the Code of Ethics and Code of Conduct to the SLI Head of Risk & Compliance

VII.            submit timely, in true and complete form, all reports as required under 8.4 (Personal Dealing), including an annual written acknowledgment of the receipt of the Code of Ethics and Professional Conduct and any amendments(2)

VIII.       adhere to all provisions and restrictions contained in this document including, but not limited to, those related to insider trading, gifts and entertainment, and conflicts of interest.

This Code of Ethics also requires that the SLI Head of Risk and Compliance, or a person so designated by the SLI Head of Risk & Compliance, review all reports submitted by employees pursuant to this document.

18.2 Additional requirements for Access persons

Access persons have additional reporting requirements around Personal Dealing. Please refer to section 8.4 and to the Personal Dealing procedures within the Compliance Manual on the Line.

Standard Life Investments Limited, tel. +44 (0)131 225 2345, a company registered in Scotland (SC 123321) Registered Office 1 George Street Edinburgh EH2 2LL.

The Standard Life Investments group includes Standard Life Investments (Mutual Funds) Limited, SLTM Limited, Standard Life Investments (Corporate Funds) Limited and Standard Life Investments (Private Equity) Limited. Standard Life Investments Limited acts as Investment Manager for Standard Life Assurance Limited and Standard Life Pension Funds Limited.

Standard Life Investments may record and monitor telephone calls to help improve customer service. All companies are authorised and regulated by the Financial Services Authority.

(1)         To assist you in meeting this obligation, reliance may be made on the guidance, policies and procedures provided to you by Risk & Compliance from time to time.

(2)         The annual written acknowledgement forms part of this and future annual Code of Conduct updates.

www.standardlifeinvestments.com

Standard Life Investments Limited, tel. +44 (0)131 225 2345, a company registered in Scotland (SC123321) Registered Office 1 George Street Edinburgh EH2 2LL. The Standard Life Investments group includes Standard Life Investments (Mutual Funds) Limited, SLTM Limited, Standard Life Investments (Corporate Funds) Limited and SL Capital Partners LLP. Standard Life Investments Limited acts as Investment Manager for Standard Life Assurance Limited and Standard Life Pension Funds Limited.

Standard Life Investments may record and monitor telephone calls to help improve customer service.

All companies are authorised and regulated by the Financial Services Authority.

©2009 Standard Life Investments

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